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                                                                     EXHIBIT 5.1

                OPINION AND CONSENT OF JONATHAN D. LEINWAND, P.A.

                                  June 26, 2002

Geeta Naipaul-Denton
COI Solutions, Inc.
6365 N.W. 6th Way
Suite 160
Fort Lauderdale FL 33065

Gentlemen:

         You have requested our opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") of COI Solutions, Inc, a Nevada corporation (the "Company"), relating to the registration of 2,087,500 shares (the "Shares") of common stock, par value $.001 per share, of the Company, issued to employees and consultants, pursuant to a consulting agreement.

         We have made such examination of the corporate records and proceedings of the Company and have taken such further action as we deemed necessary or appropriate to the rendering of our opinion herein.

         Based on the foregoing, we are of the opinion that the Shares, when issued and sold as contemplated in the Registration Statement, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm under the heading "Experts" therein. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

                                                     Sincerely,

                                                     /S/ JONATHAN D. LEINWAND
                                                     ------------------------
                                                     JONATHAN D. LEINWAND, P.A.